CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement of Capital Bank Corporation on Form S-4 Amendment No. 3 (File No. 65853) of our report dated February 27, 1998, (and September 29, 1998 as to Notes 8 and 13) on our audit of the financial statements of Capital Bank Corporation as of December 31, 1997, and for the period from June 20, 1997 to December 31, 1997. We also consent to the references to our firm under the captions "Federal Income Tax Consequences of the Exchange," "Experts," "Selected Historical Financial Data - Selected Financial Data of Capital Bank," "Conditions to Consummation of the Exchange," and "Accounting Treatment" and to the reference to our firm in the Agreement and Plan of Reorganization and Share Exchange.


/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina
February 4, 1999